Exhibit 99.2

AngioSoma Announces Acquisition of Diabetes Relief

Houston, TX, December 13, 2018 – AngioSoma (OTC: SOAN) announced today the Company has entered into a partially binding letter of intent to acquire 100% of the equity interests in Diabetes Relief LLC. Diabetes Relief licenses medical facilities for the treatment of metabolic disorder, specializing in diabetes, for the use of patented protocols, processes, and intellectual property. Treatments are individualized to a patient’s condition and metabolic state. Diabetes Relief, through providing thousands of treatments, has seen vast improvements for patients. Clinical trials for FDA approval of LiprostinTM, that is intended to treat Peripheral Artery Disease, or PAD, may be facilitated by the acquisition.

Gross revenue of Diabetes Relief for the current year is forecasted to be $2,416,716. for the prior year $1,900,944, and for 2015 was $213,434. Revenue growth is expected to increase substantially.

ABOUT ANGIOSOMA, INC.

AngioSoma, Inc. (https:// angiosoma.com), a Nevada corporation based in Houston, Texas, is dedicated to improving the mental and physical wellbeing of men and women. To accomplish that purpose, we are launching a line of supplements under our Somaceuticals™ common identity. Our supplements cover three industry segments: nutraceuticals, cosmeceuticals, and pharmaceuticals.

NOTICE REGARDING FORWARD LOOKING STATEMENTS

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

CONTACTS

AngioSoma, Inc.

Alex Blankenship

investors@AngioSoma.com